Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of October 3, 2019 (the “Effective Date”), by and between SG Blocks, Inc., a Delaware Corporation, having an address at 195 Montague Street, 14th Floor, Brooklyn Heights, New York, NY 11201, USA (“Licensor”) and CPF MF 2019-1 LLC, a Delaware limited liability company, have an address at 2247 Central Drive, Bedford TX 76201 USA (“Licensee”). The Licensor and the Licensee shall also individually be referred to herein as a “Party” and jointly as the “Parties”.

WHEREAS, the Licensor is a leading design and construction services firm using code-engineered cargo shipping containers for safe and sustainable construction, across all asset classes and across the United States; and

WHEREAS, the Licensor is the sole and exclusive owner of all rights, titles and interests in and to the ESR (as defined below); and

WHEREAS, the Licensee desires to obtain an exclusive license in and to the Licensed Technology, solely with respect to the Field of Use (as defined below) and solely within the Territory (as defined below), and Licensor desires to grant to Licensee such license, all in accordance with and subject to the terms and conditions set forth under this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the terms below shall have the following definitions:

1.1 “Commercialization” or “Commercialize” means any commercialization or development of any of the Licensed Technology and/or Products, or any other utilizations, exploitation or disposition thereof, anywhere in the world, whether by the Licensee or by any Subsidiary or contractor thereof or by a Sublicensee, including, without limitation, develop, contract, sublicense, manufacture, make, make for others, use, distribute, promote, sell, offer for sale, import, export, market, pledge, mortgage, lease and/or make any other disposition, utilization or exploitation, of any kind and in favor of any Person, including, without limitation, the development, manufacturing, production, marketing, distribution, selling, promoting and offering of any of the Products

1.2 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. Without limiting the foregoing, Control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting capital stock or other ownership interest of the other organization or entity; or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

1.3 “ESR” means the Evaluation Service Report issued to the Licensor by the International Code Council.

1.4 “Field of Use” means design and project management platforms intended for residential use, including without limitation single-family residences, multi-family residences, “tiny houses” mobile homes and “ADUs”, but specifically excluding military housing.

1.5 “Gross Revenue” means any and all revenues, payments, income and proceeds derived from, or as a result of, the Commercialization of any of the Licensed Technology and/or any of the Products, from any source, by or on behalf of Licensee or any of its subsidiaries, contractors and Sublicensees (in each case, an “Invoicing Entity”), whether in cash, credit, debt, equity (securities or options to purchase securities, including convertible notes or securities or any other agreement or instrument that grants a right to convert any amount to equity), in kind or otherwise, in any currency, including, but not limited to, compensation, fees, royalties, commissions, sublicense fees, securities and collateral, insurance proceeds, interest payments, penalty payments, dividends, collection of accounts receivables, cancellation fees or liquidated damages, for the relevant period for which the calculation of Gross Revenues is being made, less only the following: (a) customary and reasonable trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return, to the extent permitted under the Licensee’s policies then in effect; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges actually levied on sale, transportation, import, export or delivery of a Product; and (d) customary, reasonable and direct outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred, provided that:

(a) in any transfers of Licensed Technology and/or Products between an Invoicing Entity and a Subsidiary of such Invoicing Entity not for further transfer or sale by such Subsidiary, Gross Revenue will be equal to the fair market value of the Licensed Technology and/or Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and

(b) in the event that an Invoicing Entity receives non-cash consideration for any Licensed Technology and/or Products or in the case of transactions not at arm’s length with a non-Subsidiary of an Invoicing Entity, Gross Revenue will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.6 “Licensed Authorizations” means the licenses, permits, approvals, authorizations and certifications issued or granted to the Licensor by any governmental or regulatory authority which are listed on Exhibit A hereto, which include, for avoidance of doubt the ESR, any plans previously approved by any state or local agency, all shop drawings and other supporting technical drawings for any residential homes built previously as well as the use any photographs, renderings or other diagrams and material associated with the construction, completion or design of previously constructed residential homes..

1.7 “Licensed Domain Names” means the internet domain names registered in the name of the Licensor which are listed on Exhibit B hereto.

1.8 “Licensed Know-How” means all non-public documentation, information and materials, works of authorship, patents, if any, know-how, intellectual property rights, data and databases, information or results, formulae, algorithms, processes, analyses, protocols, inventions and discoveries (whether or not patentable), ideas (whether or not protectable under trade secret laws), concepts, techniques, methods and technology, including as set forth on Exhibit C hereto, solely to the extent directly related to the Field of Use, and which are owned or controlled by Licensor as of the Effective Date.

1.9 “Licensed Know-How Developments” means (i) any improvements, updates, modifications or enhancements to the Licensed Know-How; and (ii) any other invention, development or technology which is based on or derived from or cannot be exploited without use of the Licensed Know-How, to the extent made, conceived or reduced to practice by or on behalf of the Licensee.

1.10 “Licensed Technology” means (i) the Licensed Know-How, (ii) the Licensed Know-How Developments, (iii) the Licensed Trademarks, (iv) the Licensed Domain Names, and (v) the Licensed Authorizations. It is hereby agreed that, in the event that Licensor becomes the owner of rights in and to registered patents related to the Field of Use in the Territory, such patent rights shall be added to the definition of Licensed Technology herein and shall be included within the license rights granted to Licensee hereunder in accordance with the terms and conditions of this Agreement.

1.11 “Licensed Trademarks” means all trademarks, brand-names, trade names, DBAs, service marks, slogans, labels, logos and other trade identifying symbols, with respect to the Field of Use, and which are owned or controlled by Licensor as of the Effective Date, and which are listed on Exhibit D hereto.

1.12 “Licensor Improvements” means any discoveries, improvements, modifications or derivatives of, under, or in respect of, the Licensed Technology.

1.13 “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or any other entity or organization.

1.14 “Products” means any product, project, material, method, process or the rendering of any service which is covered by or derived from the Licensed Technology, including, without limitation, real-estate development projects within the Field of Use, which include, for avoidance of doubt, single family residences, multi-family residences, “tiny houses” and “ADUs.”

1.15 “Sublicense” means (a) any right granted, license given or agreement entered into by the Licensee to or with any other Person, under or with respect to, or permitting any Commercialization of, any of the Licensed Technology, or otherwise permitting any Commercialization of Products (including the rendering and/or sale of any service included within the definition of Products); (b) any option or other right granted by Licensee to any other Person to negotiate for or receive any of the rights described under subsection (a); or (c) any standstill or similar obligation undertaken by the Licensee toward any other Person not to grant any of the rights described in subsection (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.16 “Sublicense Receipts” means any payments or other consideration that the Licensee or any of its Subsidiaries receives from a Sublicensee, including, royalties (including royalties calculated on the basis of sales, milestone payments, license fees, license maintenance fees and equity). In the event that the Licensee or any Subsidiary or contractor thereof receives non-cash consideration from a Sublicensee or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.17 “Sublicensee” means any Person granted a Sublicense.

1.18 “Subsidiary” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

1.19 “Territory” means the United States of America including its legal territories, including, for avoidance of doubt, Puerto Rico, the US Virgin Islands, and Guam.

1.20 In this Agreement, unless the context otherwise requires: (i) the singular shall include the plural and vice-versa; (ii) the masculine gender shall include the female gender; (iii) “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms; (iv) the use of the term “or” shall mean “and/or”; and (v) any reference to the term “sale” shall include the sale, lease, licensing, rental, or other transfer or disposal of any Licensed Product (including, any related service).

2. License and Sublicenses.

2.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Licensee an exclusive, nontransferable, with the right to sublicense (as set forth under Section 2.3), revocable license, solely as required to Commercialize the Licensed Technology in order to develop and Commercialize Products, solely within the Field of Use and solely within the Territory, during the Term (as defined below) (the “License”).

2.2 Subsidiaries and Contractors. The License includes the right to have some or all of Licensee’s rights under Section 2.1 exercised or performed by Subsidiaries and third-party contractors, subcontractors, manufacturers, advisors, architects and engineers of Licensee for the completion of specific projects, without such written consent and subject to the terms and conditions of this Agreement; provided, that:

a) no such Subsidiary or contractor shall be entitled to grant a Sublicense, whether directly or indirectly, to any third party;

b) Licensee shall be responsible for the actions or omissions of such Subsidiaries or contractors in exercising rights granted hereunder, except to the extent that Licensor directly and exclusively supervised any such Subsidiaries or contractors pursuant to the Services Agreement referenced herein;

c) such Subsidiaries or contractor does not pay any consideration (including any indirect consideration, such as dividends) to Licensee for the authorization by the Licensee to exercise such rights; and

d) any Commercialization of Licensed Technology and/or Products by such Subsidiary or contractor will be considered as Commercialization by Licensee.

2.3 Sublicenses.

2.3.1 Licensee shall be entitled to grant Sublicenses under the License, subject to the prior written consent of Licensor. Licensor may reject a proposed sublicense in its reasonable discretion, including, without limitation, on the grounds that the sublicense terms do not, or may not, ensure that Licensor will receive sufficient payments with respect to any such sublicensee’s Gross Revenues.

2.3.2 Each Sublicense shall be granted by Licensee in a bona-fide arm’s length transaction, for monetary consideration only and pursuant to a written agreement with Licensee which shall be in compliance and consistent with, and subject to, the terms and conditions of this Agreement (including, for avoidance of any doubt, the terms and conditions of the License, as set forth under Section 2.1), and shall contain, among other things, provisions to the following effect:

(a) all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

(b) provisions substantially similar to Section 8 (Indemnification; Insurance) and Section 9 (Disclaimer; Limitation of Liability), whereby limiting any liability of Licensor, and a section which also shall state that the Licensor and its Indemnitees (as defined in Section 8 below) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

(c) that, in the event of termination of the License, as set forth in Section 10.3.1, any existing Sublicense shall terminate as well;

(d) provisions for monetary consideration, including the payment of royalties by such Sublicensee to the Licensee, that substantially conforms with the applicable provisions set forth in this Agreement;

(e) provisions implementing Licensor’s rights to reports and to audit Sublicensees’ records pursuant to Section 4.4 hereof;

(f) the Sublicensee shall not be entitled to sublicense its rights under such Sublicense agreement; and

(g) the Sublicensee shall not be entitled to assign the Sublicense agreement without the prior written consent of the Licensor (including, for avoidance of doubt in connection with any merger, consolidation, change of control, or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates).

2.3.3 Licensee shall provide Licensor with (a) the final agreed draft of the proposed Sublicense agreement at least thirty (30) days prior to the intended execution thereof; and (b) a signed copy of each Sublicense agreement, within fourteen (14) days after the execution thereof. Any amendments to a Sublicense agreement shall be subject to the prior written consent of Licensor and shall be subject to Licensee providing Licensor with an executed copy of such amendments within fourteen (14) days after the execution thereof.

2.3.4 Licensee acknowledges and agrees that (i) the grant of any Sublicense shall not relieve it of any of its obligations, duties and limitations under this Agreement, and (ii) any act or omission by a Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by the Licensee, shall constitute a breach of this Agreement.

2.4 Rights Outside the Field of Use. For avoidance of doubt, the License granted to Licensee herein is strictly limited to the Field of Use, and, as such, Licensor shall be entitled to practice and commercially exploit the Licensed Technology, including licensing the Licensed Technology to third parties, for all uses and in all manners outside the Field of Use, without any obligation to seek the consent of the Licensee, or to account to the Licensee for any profits made as a result of any such license.

2.5 Title; No Other Grant of Rights. For avoidance of doubt it is clarified that the entire right, title and interest in and to the Licensed Technology and the Licensor Improvements shall be owned solely and exclusively by the Licensor, and except for the License expressly granted herein to the Licensee, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon the Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or information of the Licensor, regardless of whether such technology, intellectual property rights, products or information are dominant, subordinate or otherwise related to any Licensed Technology licensed hereunder.

3. Consideration; Fees. In consideration for the License granted hereunder, the Licensee shall pay Licensor the following:

3.1 Royalties. During the Initial Term (as such term is defined below), the Licensee shall pay Licensor a royalty at the rate of five percent (5%) on the first $20,000,000 of all Gross Revenues, (4.5%) on the next $30,000,000 of all Gross Revenues, and 5% of all Gross Revenues thereafter, which royalty shall be further subject to the following minimum payment requirements (the “Royalty”):

(a) With respect to the first year during the Term, the total aggregate amount of the Royalty shall not be less than US$500,000;

(b) With respect to the second year during the Term, the total aggregate amount of the Royalty shall not be less than US$ 750,000;

(c) With respect to the third year during the Term, the total aggregate amount of the Royalty shall not be less than US$1,500,000;

(d) With respect to the fourth year during the Term, the total aggregate amount of the Royalty shall not be less than US$2,000,000; and

(e) With respect to the fifth year during the Term, the total aggregate amount of the Royalty shall not be less than US$2,500,000.

If Licensee fails to meet any of the minimums listed hereinabove, Licensee may request and will be granted, on a one time basis, a six month extension for any given year.

To the extent that, following the Initial Term, the Agreement is extended for one or more Additional Terms (as defined below), in accordance with Section 10.1 below, the Parties shall discuss, in good faith, the rate of the Royalty and the minimum payment requirements thereof which shall apply with respect to any such Additional Terms.

3.2 Sublicense Receipts. Licensee shall pay Licensor an amount equal to fifty percent (50%) of all Sublicense Receipts.

3.3 Fees.

(a) Upon the signing hereof, the Licensee shall pay the Licensor the fees set forth under Exhibit E hereto with respect to the Licensed Technology.

(b) During the Term, all costs and fees, of any kind and nature, associated with, or required in order to maintain in effect, the Licensed Technology, including, without limitation, the Licensed Trademarks, the Licensed Domain Names and the Licensed Authorizations shall be borne by Licensor. The Licensee shall, exclusively, be liable to pay any and all costs for any changes, advertisements or other adaptations to the Licensed Domain Names that Licensee may reasonably request to implement and which are not detrimental to the Licensor or the Licensor’s reputation or goodwill. Any such changes, advertisements or other adaptations to the Licensed Domain Names shall be subject to the prior written consent of the Licensor. ,

4. Reports; Payments; Records.

4.1 Reports. Within thirty (30) days after the end of each calendar month during the Term, Licensee shall deliver to Licensor a report certified as being correct by an officer of the Licensee which includes the following:

(a) details of the Commercialization activities and initiatives undertaken by the Licensee in each country for the applicable calendar month;

(b) a calculation of Gross Revenues for the applicable calendar month;

(c) the total amount payable to the Licensor pursuant to this Agreement for the applicable calendar month, together with exchange rates used for conversion, if such rates apply; and

(d) If no amounts are due to the Licensor in the relevant calendar month, a corresponding statement shall be added.

4.2 Together with the report set forth above, the Licensee shall forward to Licensor any reports received during such calendar month from its direct or indirect Sublicensees in respect of such entities’ Commercialization of any of the Licensed Technology and/or Products.

4.3 Payment. Within seven (7) days after the end of each calendar month, the Licensee shall pay Licensor all amounts due with respect to Gross Revenues and Sublicense Receipts for the applicable Month. All payments of due under this Agreement shall be made against Licensor’s invoice that shall be received by no later than fourteen (14) days following the delivery of the report.

4.4 Payment Currency. All payments due under this Agreement shall be payable in U.S. Dollars unless agreed otherwise in writing. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate as reported in the Wall Street Journal on the last working day of the applicable calendar month. Such payments shall be without deduction of exchange, collection or other charges.

4.5 Records; Audit.

4.5.1 Licensee shall maintain, and shall cause its Subsidiaries, contractors and Sublicensees to maintain, complete and accurate records of Commercialization activities and initiatives undertaken with respect to the License, any amounts payable to Licensor in relation to such Commercialization, and all Sublicense Receipts received by Licensee and its Subsidiaries and contractors, which records shall include a Product-by-Product breakdown for each category listed above and shall contain sufficient information to permit Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section4.1.

4.5.2 Licensee, its Subsidiaries, its contractors and/or its Sublicensees, as applicable, shall retain such records relating to a given calendar month for at least ten (10) years after the conclusion of that calendar month, during which time Licensor shall have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit (in full or in part), other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s (or any of its Subsidiaries’ and Sublicensees’) compliance with the terms hereof, upon reasonable prior notice to the audited entity.

4.5.3 The Parties, acting in good faith and in customary manner, shall reconcile any underpayment or overpayment within thirty (30) days after the auditor delivers the results of the audit. In the event that any audit performed under this Section 4.4.3 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit. If the Parties dispute any of the findings of the relevant audit, as set forth, the Licensee shall be required to pay to the Licensor any amount not being disputed. Any disputed amount not reconciled by the Parties, as set forth, shall be resolved by a mediator to be mutually selected by the Parties.

4.6 Late Payments. Any payments by the Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at the higher of (a) one and one-half percent (1.5%) per calendar month; or (b) the maximum rate allowed by applicable law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded monthly. Payment of such interest by Licensee shall not limit, in any way, Licensor’s right to exercise any other remedies Licensor may have as a consequence of the lateness of any payment.

4.7 Payment Method. Each payment due to Licensor under this Agreement shall be paid by check or wire transfer of funds to Licensor’s bank account in accordance with written instructions provided by Licensor. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

4.8 Taxes; Withholding. All amounts payable hereunder are exclusive of applicable value-added tax, which shall be added to amounts due hereunder as applicable. If Licensee is required to withhold any amounts payable hereunder to Licensor due to the applicable laws of any country or applicable double taxation treaty, such amount will be deducted from the payment to be made by Licensee and remitted to the appropriate taxing authority for the benefit of Licensor. Licensee will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made or according to the applicable double taxation treaty and shall pay to Licensor an additional amount that shall, after the deduction or withholding has been made, leave Licensor with the same amount as Licensor would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. Licensee shall submit to Licensor originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. Licensee shall cooperate with Licensor to provide such information and records as Licensor may require in connection with any application by Licensor to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

5. Services Agreement. Licensor may provide Licensee with professional services with respect to the Licensed Technology, in accordance with the terms and conditions of a Service Agreement, in the form agreed upon by the Parties at any time. However, absent such a Service Agreement, Licensor shall support Licensee in a good faith effort to generate Royalties, and Licensee shall be required to reimburse Licensor only for employees’ time, materials and out of pocket expenses that are reasonably incurred and pre-approved. A schedule setting forth the minimum hourly reimbursement for Licensor’s employees’ time is set forth in Exhibit F hereto.

6. Representations and Warranties.

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that (a) all corporate actions required by such Party in order to approve the signing, delivery and performance of this Agreement by such Party have been duly obtained; (b) such Party has full power and authority to enter into this Agreement, and that this Agreement, when executed and delivered by such Party, shall constitute valid and legally binding obligation of such Party, enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by such Party does not and will not, contradict or violate, result in a breach of, or constitute a default under: (i) any court ruling or decree, any decision of a quasi-judicial body or any administrative order or decision in any country concerning or applicable to such Party; (ii) any agreement, obligation, contract, commitment or restriction to which such Party is a party or by which such Party is bound; (iii) any applicable law or regulation, or (iv) any of the organizational documents of such Party.

6.2 Licensor’s Representations and Warranties. Licensor hereby represents and warrants that (a) it is the sole owner of all right, title and interest in the Licensed Technology, and as far as it is aware, as of the execution hereof, no third party has any right in respect of the Licensed Technology and the Licensed Technology is not subject to any liens, claims or encumbrances; (b) as far as Licensor is aware, use of Licensed Technology as permitted hereunder will not infringe upon the intellectual property of any third party; (c) it has not granted and will not grant any rights in or to Licensed Technology which would be inconsistent with the rights granted to the Licensee under this Agreement; and (d) the Licensor has provided to Licensee with all information that Licensee has requested with respect to the Licensed Technology, and has not omitted to disclose any material fact with respect to the Licensed Technology. Licensor represents that all of the information that it provided to the Licensee during the diligence period were, to the best of its understanding at the time, true, accurate and complete, and that is has not knowingly misrepresented any material fact with regard to the technology, its capabilities, past applications or approximate costs of implementation.

6.3 Licensee’s Representations and Warranties. Licensee hereby represents and warrants that: (a) the Commercialization of the Licensed Technology and/or any of the Products as permitted by Licensee under this Agreement does not and will not infringe on any intellectual property rights or any other rights of any third party; and (b) Licensee shall comply, and will ensure that its Subsidiaries, contractors and Sublicensees comply, with all applicable international, national, federal, state, regional and local laws and regulations in exercising its rights hereunder and any Commercialization of the Licensed Technology and/or any of the Products.

7. Infringement and Enforcement of Licensed Technology.

7.1 Immediately upon Licensee’s becoming aware of any infringement, theft, misappropriation or other unauthorized use of the Licensed Technology, Licensee shall promptly inform Licensor. If Licensee or Licensor decides to pursue enforcement of such Licensed Technology, such Party shall notify the other Party.

7.2 If Licensee and Licensor agree to jointly pursue enforcement of the Licensed Technology, then the Parties shall share equally all costs, fees and/or expenses incurred in connection with enforcement of the Licensed Technology, provided only that Licensor’s maximum exposure for such costs, fees and expenses shall be the amount of Royalties paid and/or payable to Licensor by Licensee hereunder. Any payments accruing from such action to enforce the Licensed Technology shall be paid to each of the Licensee and Licensor in proportion to their respective contributions to all costs, fees and/or expenses incurred in such action.

7.3 In the event that either Party shall determine, for any reason, that it does not choose to pursue enforcement of the Licensed Technology, then such Party shall promptly notify the other Party of such decision. The Party choosing to pursue enforcement of the Licensed Technology may then proceed with such enforcement action solely at its own expense and any and all recoveries shall be awarded solely and exclusively to such Party.

7.4 In the event that Licensor chooses to enforce the Licensed Technology and Licensee chooses to not participate in such enforcement action, Licensee, nevertheless, agrees to cooperate in the prosecution of such action by making available to Licensor records, information, evidence and testimony by directors, officers, employees, consultants and agents of Licensee relevant to the substantial infringement of the Licensed Technology.

8. Indemnification; Insurance.

8.1 Indemnity.

(a) Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Subsidiaries, and their respective current and former directors, stockholders, officers, employees and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any breach of this Agreement or acts of negligence or willful misconduct by any of the Indemnifying Party or any of its Subsidiaries, contractors or Sublicensees (as may be applicable).

(b) In addition, and without derogating from Sub-section (a) above, the Licensee shall indemnify, defend and hold harmless the Licensor and its Indemnitees from and against all Claims arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning Commercialization of any of the Licensed Technology and/or Products by the Licensee, or any of its Subsidiaries, contractors or Sublicensees, or concerning any other product, process, or service that is made, used, or sold pursuant to any right or license granted to Licensee under this Agreement.

8.2 Procedures. If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give the Indemnifying Party notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve the Indemnifying Party of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of the Indemnifying Party to respond to or to defend the Indemnitee against such Claim. Indemnifying Party and the Indemnitee shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Indemnifying Party shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnitee, not to be unreasonably withheld, delayed or conditioned. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

8.3 Insurance. Licensee shall maintain insurance that is reasonably adequate to fulfill any potential obligations hereunder. Such insurance shall be obtained from a reputable insurance company. Licensor shall be added as co-insured parties under such insurance policy. Licensee hereby undertakes to comply punctually with all obligations imposed upon it under such policies, including the obligation to pay in full and punctually all premiums and other payments due under such policies. Licensee shall provide Licensor upon request with written evidence of such insurance. Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Licensee or any Subsidiaries or Sublicensee continues to Commercialize Products, and thereafter until the end of any applicable statute of limitation period.

9. Disclaimers; Limitation of Liability.

9.1 EXCEPT AS EXPLICITLY PROVIDED UNDER THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATION THAT THE LICENSED TECHNOLOGY WILL ENABLE THE DEVELOPMENT OF ANY PRODUCTS. LICENSOR MAKES NO REPRESENTATION THAT THE PRACTICE OF THE LICENSED TECHNOLOGY OR THE COMMERCIALIZATION OF ANY PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PROPRIETARY RIGHTS OR INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.2 THE LICENSED TECHNOLOGY IS PROVIDED “AS-IS” AND “AS AVAILABLE”. LICENSOR SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, AND, EXCEPT AS EXPLICITLY PROVIDED UNDER THIS AGREEMENT, LICENSOR DOES NOT MAKE ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY (INCLUDING, THE LICENSED TECHNOLOGY), GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING EXCEPT AS PROVIDED FOR IN PARAGRAPH 9.3 BELOW.

9.3 To the extent that Licensor has provided Licensee with cost estimates for the fabrication and manufacture of residential single family and/or multifamily homes in Licensor’s existing pipeline as of the date of this agreement and the residential and/or multifamily homes cannot be reasonably constructed and installed by professional manufacturers and installers at or below the those estimated costs after accounting for all costs of using the technology, including the license fees, the licensee may withhold payment of any royalty due to the Licensor on a dollar for dollar basis to offset its costs above the originally estimated amounts. Licensee will provide Licensor with all detailed cost breakdowns and allow it to reasonably attempt to procure the manufacturing at better costs with similar warranties and quality before exercising this option. For the avoidance of doubt, “Licensor’s existing pipeline” shall be limited to the following projects: Monticello, NY phases 1-3; Guayama, Puerto Rico phases 1-3; and Humacao, Puerto Rico.

9.4 EXCEPT IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY LICENSOR OR ONE OF ITS EMPLOYEES (IN THEIR CAPACITIES AS SUCH), IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY USE BY LICENSEE OF THE LICENSED TECHNOLOGY, OR ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OF WHATSOEVER KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION WITH LICENSEE’S PERFORMANCE UNDER THIS AGREEMENT, OR ANY ACTIONS OR CLAIMS OR THE LIKE BY THE LICENSEE AND/OR ANY THIRD PARTY THAT THE LICENSED TECHNOLOGY MAY RESULT IN ANY INFRINGEMENT, DEPRAVATION, MISAPPROPRIATION AND/OR VIOLATION OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY PERSON OR ENTITY.

9.5 THE LICENSOR SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR’S LIABILITY FOR DAMAGES ARISING OUT OF, RELATING TO OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, AND THE LICENSE GRANTED HEREIN SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO LICENSOR UNDER THIS AGREEMENT, EXCEPT IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY LICENSOR.

10. Term and Termination.

10.1 Term. Subject to Section 10.2 below, the term of this Agreement shall commence as of the Effective Date and shall continue for a period of five (5) years (the “Initial Term”), and, unless a Party shall notify the other Party in writing, as detailed below, that it does not desire to extend the term of this Agreement, upon the lapse of the Initial Term, the Agreement shall automatically renew for an additional period of five (5) years (the “Additional Term”, and together with the Initial Term, the “Term”).

10.2 Termination. Either Party may terminate this Agreement prior to the end of the Term, in accordance with and subject to the following terms and conditions:

10.2.1 Termination for Breach. In the event that either Party commits a material breach of its obligations under this Agreement and/or the Services Agreement and fails to cure such breach within thirty (30) days after receiving written notice with respect thereto, the other Party may terminate this Agreement immediately upon written notice to the Party in breach; provided, however, that in the case of a breach of the Licensee’s obligations to make timely payments to Licensor hereunder, Licensee shall be entitled to no more than two (2) such cure periods in any give calendar year and no more than six (6) such cure periods in any period of five (5) calendar years, and further provided that any breach of Section 13.1 shall have a sixty (60) days’ cure period.

10.2.2 Termination for Failure to meet Royalty Requirements. Licensor may terminate this Agreement at any time in the event that Licensee fails to meet the Royalty minimum payment requirements set forth under Section 3.1 above.

10.2.3 Termination for Challenge of Licensed Technology. Licensor may terminate this Agreement immediately upon written notice to the Licensee if Licensee, or any of its Subsidiaries or Sublicensees, commences an action in which it challenges the validity, enforceability or scope of any Licensed Technology.

10.2.4 Termination for Bankruptcy or Insolvency. Licensor may terminate this Agreement upon notice to the Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the Licensee and not dismissed within sixty (60) days, or if the Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business. Without derogating from the foregoing, subject to applicable law and any rights of third-party creditors and/or stockholders of the Licensor, in the event of Licensor’s bankruptcy or liquidation, the Parties shall negotiate in good faith the continued use of the Licensed Technology by the Licensee on terms to be mutually agreed by the Parties.

10.2.5 Termination for Cross Default. The parties understand that they may, in the future, jointly enter into additional agreements that reference this Agreement and this Termination for Cross Default subsection. Should such an additional agreement be terminated by either party pursuant to its terms, the terminating party shall also be entitled to terminate this Agreement.

10.3 Effects of Expiration or Termination.

10.3.1 Upon the expiration or termination of this Agreement (for any reason) (a) the rights and License granted to the Licensee by Licensor under this Agreement and the Services Agreement shall immediately, fully and irrevocably terminate and Licensee shall have no further right to exploit Licensed Technology; (b) all rights in and to the Licensed Technology shall revert to Licensor and Licensor shall have the unrestricted right to exploit Licensed Technology within or outside the Field of Use without any obligation to the Licensee; (c) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; and (d) the Services Agreement shall concurrently terminate as well and be void of any force and effect.

10.3.2 Licensee shall return to Licensor, or, at the election of the Licensor, destroy, within fourteen (14) days of expiration or termination hereof, all materials, in soft or hard copy, relating to the Licensed Technology and/or Products which are connected with the License, and it may not make any further use thereof. An officer of the Licensee shall certify in writing compliance with such return or destruction, as applicable. Licensor shall be entitled to conduct an audit in order to ascertain compliance with this provision and Licensee agrees to allow access to Licensor or its representatives for this purpose.

10.3.3 Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.

10.3.4 The Parties’ respective rights, obligations, duties, undertakings and representations under Sections 2.5, 3, 6, 7, 8, 9, 10, 11, 12 and 13, as well as any rights, obligations, duties, undertakings and representations which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement for any reason.

11. Confidentiality.

11.1 Each Party agrees that it will keep strictly confidential, and not disclose or use Confidential Information (as defined below) of the other Party other than for the purposes of this Agreement. Each Party shall treat such Confidential Information with the same degree of care as it keeps its own confidential information, but in all events no less than a reasonable degree of care. Each Party may disclose the other Party’s Confidential Information only to those of its directors, officers, employees and consultants who have a “need to know” such information in order to enable it to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations not less restrictive than the obligations set forth in this Agreement. For purposes of this Agreement, “Confidential Information” means any scientific, engineering, technical, trade, financial, commercial or business information designated as confidential, or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of a Party hereto or any of its directors, officers, employees or agents, whether in oral, written, electronic, graphic or machine-readable form or otherwise, except to the extent such information: (i) was known to the receiving Party at the time it was disclosed, as evidenced by such Party’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the receiving Party by a third party who is not subject to obligations of confidentiality with respect to such information; or (iv) is independently developed without the use of or reference to Confidential Information, as demonstrated by documentary evidence.

11.2 Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws and regulations; provided that the disclosing Party agrees, at its own expense, to seek confidential treatment of such portions of this Agreement or such terms. Notwithstanding the foregoing, each of the Licensor and Licensee may disclose commercial or confidential terms of this Agreement, as necessary or required under applicable laws and regulations (subject to advice of legal counsel), including securities laws and regulations of any applicable stock exchange.

11.3 Without derogating from any of the foregoing, the Licensee specifically acknowledges and agrees that the Licensor is a publicly traded company and that in the course of disclosure, Licensee may receive certain material non-public information (financial, commercial or other). The Licensee is aware that United States securities laws impose restrictions on trading in securities when in possession of such information. The Licensee further acknowledges and agrees that using such information and utilizing it to its benefit may cause Licensor to be in violation of the applicable securities laws. The Licensee undertakes and agrees that it or any entity or person on its behalf, shall not, directly or indirectly, utilize such information in a way which may be considered “insider trading” or in any way which may be considered prohibited, restricted, inappropriate or otherwise in violation of applicable securities and related laws.

11.4 Without derogating from any of the foregoing, the Licensor specifically acknowledges and agrees that the Licensee is a wholly-owned subsidiary of Crossroads Systems Inc., which is a publicly traded company and that in the course of disclosure, Licensor may receive certain material non-public information (financial, commercial or other). The Licensor is aware that United States securities laws impose restrictions on trading in securities when in possession of such information. The Licensor further acknowledges and agrees that using such information and utilizing it to its benefit may cause Licensee to be in violation of the applicable securities laws. The Licensor undertakes and agrees that it or any entity or person on its behalf, shall not, directly or indirectly, utilize such information in a way which may be considered “insider trading” or in any way which may be considered prohibited, restricted, inappropriate or otherwise in violation of applicable securities and related laws.

11.5 Upon the expiration or termination of this Agreement, or upon Licensor’s request (at any time), all or any portion requested of its Confidential Information (including, but not limited to, tangible and electronic copies, notes, summaries or extracts of any such information) will be promptly returned to the Licensor or, at the election of the Licensor, destroyed, and the Licensee will provide Licensor with written certification stating that such Confidential Information has been so returned or destroyed.

12. Advertising, Publicity and Publications.

12.1 Except as otherwise explicitly permitted herein, Licensee shall not use any of the Licensed Trademarks or any other name, trade-name, trademark, service mark, brand-name, slogan, label, logo, DBA or any other trade identifying symbol of the Licensor or any of its Subsidiaries or divisions in any advertisement, sales materials, press release or any other public announcement without the prior written consent of the Licensor, provided, however, that to the extent Licensee uses the name SG Blocks Residential or SG Residential, Licensee shall add a visible footnote stating that SG Blocks Residential or SG Residential is licensed to Licensee, and that Licensee is not an affiliate of SG Blocks Inc.

12.2 Any Party may make announcements, publications, presentations and similar disclosures (i) relating to the general subject matter of this Agreement, (ii) in connection with the marketing or sale of any Products, or (iii) in respect of the progress of the exercise of the License granted hereunder; provided, however, that in so doing, the Party does not disclose Confidential Information of the other Party or the commercial terms of this Agreement without having obtained the prior written consent of the other Party. Except as provided in the immediately preceding sentence, no Party will make any public announcement regarding this Agreement without the prior written consent of the other Party.

12.3 In any publication (including advertisements, press release, sales and trade literature and instruction manuals) relating to the Licensed Technology and/or any of the Products, Licensee shall, where practical, give due credit to the Licensor, as owner and licensor of the Licensed Technology.

12.4 Licensee shall ensure that under no circumstances shall any proposed publication or presentation (including presentation at any conference, lecture or seminar) related to the Licensed Technology include or contain any Confidential Information of the Licensor.

13. Miscellaneous.

13.1 ESR. Licensor shall use reasonable commercial efforts in order to maintain the ESR current and up to date for as long as this Agreement remains in effect. In addition, the Licensor shall use reasonable commercial efforts to maintain the ESR with three (3) manufacturing facilities with access to and authorization to produce pursuant to the ESR and shall, at the reasonable request of the Licensee, use reasonable commercial efforts to add additional manufacturing facilities under the ESR.

13.2 Withdrawal from LLC. The parties hereby agree that, as memorialized in the First Amendment to the Company Agreement of CPF GP 2019 LLC attached hereto as Exhibit G, Licensor is resigning as a member of the CPF GP 2019 LLC, which was formed pursuant to the Company Agreement of CPF GP 2019 LLC dated July 7, 2019. The parties further agree that the fees payable hereunder shall be deemed part of the compensation to be paid by the parties with respect to Licensor’s withdrawal from such agreement.

13.3 No Security Interest. Licensee shall not enter into any agreement under which the Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to the Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 13.2 shall be null and void and of no legal effect.

13.4 Entire Agreement. This Agreement and the Services Agreement attached hereto and incorporated herein constitute the sole and exclusive agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all other agreements and understandings between the Parties with respect thereto, whether oral or in writing. For avoidance of doubt that certain Term Sheet signed by the Parties and/or any of their respective Subsidiaries, dated August 28, 2019, is hereby fully and irrevocably terminated and void of any force and effect.

13.5 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce such performance. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

13.6 Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by electronic mail, overnight delivery or certified mail, return receipt requested, to the addresses of the Parties set forth above, unless the Parties are subsequently notified of any change of address in accordance with this Section.

Any notice shall be deemed to have been received, as follows: (a) by personal delivery, upon receipt; (b) by electronic mail or overnight delivery, one (1) business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If any notice terminating this Agreement is sent by electronic mail, a confirming copy thereof shall be sent to the same address.

13.7 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the application of principles of conflicts of law that direct that the laws of another jurisdiction apply. The Parties shall act in good faith and use best efforts to attempt to resolve any dispute which may arise under this Agreement. Any dispute which is not resolved by the Parties as set forth within sixty (60) days shall be exclusively submitted to arbitration in New York City, New York before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the Parties, except that such arbitrator shall be an attorney admitted to practice law New York. The costs of the arbitration, including fees to be paid to the arbitrator, shall be shared equally by the Parties. Each Party shall bear the cost of preparing and presenting its case to the arbitrator. The award rendered by the arbitrator shall be final, and judgement may be entered upon it in accordance with applicable law in any court of competent jurisdiction. No Party shall challenge the jurisdiction or venue provisions as provided in this section.

13.8 Injunctive Relief. Notwithstanding Section 13.6 above, each Party agrees and acknowledges that any violation or threatened violation of this Agreement may cause irreparable injury to the other Party, and therefore, the other Party is entitled to seek equitable or injunctive relief and apply to competent legal courts for a stop order with respect to such violation, removal of obstacles and/or indemnity of losses or any other appropriate equitable or injunctive relief in any court worldwide having jurisdiction where such order or claim is filed, in addition to all other remedies that may be available, in law, equity or otherwise.

13.9 Cumulative Rights. All rights, powers and privileges conferred hereunder upon the Parties shall be cumulative and not restrictive under any other or additional rights, powers and privileges conferred under any law, contract or equity.

13.10 Severability. If any provision of this Agreement is ruled invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected and the invalid or unenforceable provision shall be reformed or construed to reflect the commercial understandings between the Parties so that it would be valid, legal and enforceable to the maximum extent possible.

13.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

13.12 Preamble and Exhibits. The Preamble and Exhibits to this Agreement constitute an integral part hereof.

13.13 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.14 Counterparts. The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

13.15 No Agency or Partnership. Nothing contained in this Agreement shall give either Party the right to bind or represent the other or be deemed to constitute either Party as agent for or partner of the other or any third party.

13.16 Assignment and Successors. The Licensee may not assign any of its rights and obligations under the Agreement, directly or indirectly, including, in an event of merger, acquisition, consolidation or change of control, without Licensor’s prior written consent. Subject to the foregoing, this Agreement shall inure to the benefit of the Party’s respective successors and assigns.

13.17 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses best efforts to avoid or remove such causes of nonperformance, uses best efforts to mitigate the effects of any such causes, and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

13.18 Interpretation. Each Party acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SG BLOCKS, INC.		CPF MF 2019-1 LLC

By:	/s/ Paul Galvin	By:	/s/ Greg Jacobson

Name:	Paul Galvin	Name:	Greg Jacobson

Title:	Chief Executive Officer	Title:	Manager

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